Exhibit 99.1

NEWS RELEASE

Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352-7777

IMMEDIATE RELEASE

Transcat Reports Operating Income of $1.0 Million from Service Segment Revenue and Margin Growth for Fiscal 2021 First Quarter

●	In challenging times, Service segment revenue grew 2.5%

●	Consolidated gross margin up 50 basis points to 24.2%, despite lower revenue of $38.9 million

●	Service gross margin expanded 240 basis points to 26.4% driven by sustainable improvements from ongoing productivity initiatives

●	Achieved net income of $0.8 million, or $0.11 per diluted share

●	Generated $4.0 million of cash from operations in the first quarter

ROCHESTER, NY, July 21, 2020 – Transcat, Inc. (Nasdaq: TRNS) (“Transcat” or the “Company”), a leading provider of accredited calibration, repair, inspection and laboratory instrument services and value-added distributor of professional grade handheld test, measurement and control instrumentation, today reported financial results for its first quarter ended June 27, 2020 (the “first quarter”) of fiscal year 2021, which ends March 27, 2021 (“fiscal 2021”). Results include the previously-reported acquisition of TTE Laboratories, Inc. (which we refer to as “pipettes.com”) effective February 21, 2020.

“We are extremely proud of our organization and the invaluable contributions our people made during these difficult times. Our staff at our 42 labs have worked tirelessly to remain open and meet the demands of our customers, particularly those in the Life Sciences sector,” commented Lee D. Rudow, President and CEO. “Our first quarter results are a testament to the value and effective execution of our strategy. Our commitment to technology and process improvements positively impacted our results as increased productivity drove higher Service segment gross margins. We believe the improvements are sustainable and we expect to see additional traction and margin enhancement as we move forward.”

Mr. Rudow added, “The 20% decline in Distribution sales was expected and was the direct result of the impact of the COVID-19 pandemic on customer demand throughout the quarter. Nonetheless, the contribution from the Service business combined with company-wide cost saving measures, which we implemented early on in the pandemic to protect the financial strength and liquidity of the Company, and which continued in our first quarter, resulted in operating income of $1.0 million for the first quarter. This exceeded our expectation of operating income being in the break-even range that we had forecast in May 2020 when we released fiscal year-end results.”

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Transcat Reports Operating Income of $1.0 Million from Service Segment Revenue and Margin Growth for Fiscal 2021 First Quarter
July 21, 2020

First Quarter Fiscal 2021 Review
(Results are compared with the first quarter of the fiscal year ended March 28, 2020 (“fiscal 2020”))

($ in thousands)			Change
	FY21 Q1	FY20 Q1	$'s	%
Service Revenue	$22,967	$22,398	$569	2.5%
Distribution Sales	15,937	19,997	(4,060)	(20.3%)
Revenue	$38,904	$42,395	$(3,491)	(8.2%)

Gross Profit	$9,409	$10,052	$(643)	(6.4%)
Gross Margin	24.2%	23.7%

Operating Income	$964	$1,958	$(994)	(50.8%)
Operating Margin	2.5%	4.6%

Net Income	$798	$1,718	$(920)	(53.6%)
Net Margin	2.1%	4.1%

Adjusted EBITDA*	$3,488	$3,942	$(454)	(11.5%)
Adjusted EBITDA* Margin	9.0%	9.3%

*See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the Adjusted EBITDA Reconciliation table.

The economic downturn from the COVID-19 pandemic impacted customer demand, especially for the Distribution segment, and resulted in consolidated revenue declining 8.2% in the first quarter. Consolidated gross profit was $9.4 million, a decrease of $0.6 million, or 6.4%, while gross margin expanded 50 basis points due to productivity improvements in the Service segment and various cost reduction efforts. Operating expenses increased $0.4 million, or 4.3%, and included incremental expenses related to pipettes.com and approximately $0.4 million of severance expense as technology advancements allowed the Company to lower its ongoing operating expenses but resulted in certain charges in the quarter. Net income per diluted share decreased to $0.11 from $0.23.

Service segment shows revenue growth for 45th straight quarter

Represents the accredited calibration, repair, inspection and laboratory instrument services business (59% of total revenue for the first quarter of fiscal 2021).

($ in thousands)			Change
	FY21 Q1	FY20 Q1	$'s	%
Service Segment Revenue	$22,967	$22,398	$569	2.5%
Gross Profit	$6,069	$5,372	$697	13.0%
Gross Margin	26.4%	24.0%

Operating Income	$1,129	$738	$391	53.0%
Operating Margin	4.9%	3.3%

Adjusted EBITDA*	$2,863	$2,147	$716	33.4%
Adjusted EBITDA* Margin	12.5%	9.6%

*See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the Adjusted EBITDA Reconciliation table.

Service revenue grew as new business and increased demand from the Life Sciences market combined with $1.1 million of incremental revenue from pipettes.com more than offset softness from other markets. On a trailing twelve-month basis, Service segment revenue was $93.6 million, up 7.4% when compared with the trailing twelve-month period ending with the prior-fiscal year first quarter.

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Transcat Reports Operating Income of $1.0 Million from Service Segment Revenue and Margin Growth for Fiscal 2021 First Quarter
July 21, 2020

Ongoing productivity improvements along with prudent cost reduction initiatives resulted in an increase of Service gross margin by 240 basis points.

Distribution segment revenue and margins impacted by COVID-19 pandemic

Represents the sale and rental of new and used professional grade handheld test, measurement and control instrumentation (41% of total revenue for the first quarter of fiscal 2021).

($ in thousands)			Change
	FY21 Q1	FY20 Q1	$'s	%
Distribution Segment Sales	$15,937	$19,997	$(4,060)	(20.3%)
Gross Profit	$3,340	$4,680	$(1,340)	(28.6%)
Gross Margin	21.0%	23.4%

Operating (Loss) Income	$(165)	$1,220	$(1,385)	(113.5%)
Operating Margin	(1.0%)	6.1%

Adjusted EBITDA*	$625	$1,795	$(1,170)	(65.2%)
Adjusted EBITDA* Margin	3.9%	9.0%

*See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the Adjusted EBITDA Reconciliation table.

As expected, Distribution sales were impacted by the COVID-19 pandemic, with reduced demand from oil and gas related businesses and most other industrial manufacturing sectors. Rental revenue was $1.0 million in the quarter, down 18.1%. Distribution gross margin was impacted by lower volume, less demand from core product sales and reduced co-operative advertising and rebate programs as vendors reduced these programs to lower their own costs.

Solid Balance Sheet and Sufficient Liquidity

Net cash provided by operations increased to $4.0 million from $0.9 million in the prior-fiscal year first quarter and was used to fund $1.3 million of capital expenditures and debt repayment. Capital investments were focused on technology and Service segment capabilities, and for rental pool assets.

At the end of the first quarter, Transcat had $27.3 million in net working capital and $23.6 million available for borrowing under its secured revolving credit facility. On May 18, 2020, the Company amended its revolving credit facility to include a $10.0 million increase in borrowing capacity and provide financial covenant modifications, among other customary provisions. Total debt at the end of the quarter was down $1.8 million to $28.5 million compared with the balance at fiscal 2020 year-end. The Company’s leverage ratio, as defined in its credit agreement, was down to 1.50 at quarter end, compared with 1.53 at fiscal 2020 year-end.

Outlook

Mr. Rudow concluded, “Encouragingly, Service demand strengthened through June and into July, although we are cautious with our outlook given the trend in new cases of COVID-19 across North America. For the second quarter of fiscal 2021, we expect Service revenue to grow modestly versus last fiscal year’s second quarter, and anticipate improved gross margin. Distribution is likely to remain relatively unchanged sequentially. We expect operating income to grow sequentially from the first quarter of fiscal 2021 by approximately $1 million and to be in the range of $2 million for our second quarter of fiscal 2021. Overall, we believe we are managing and navigating this pandemic well, while continuing to advance our technology in support of our growth and profitability strategy.”

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Transcat Reports Operating Income of $1.0 Million from Service Segment Revenue and Margin Growth for Fiscal 2021 First Quarter
July 21, 2020

Transcat revised its fiscal year 2021 income tax rate to range between 20% and 21% from the previous estimated range of 24% to 25%. This estimate includes Federal, various state, and Canadian income taxes and reflects the discrete tax benefit associated with share-based payment and stock option activity.

The Company anticipates total capital expenditures to be approximately $5.0 million to $5.5 million in fiscal 2021, with the majority of the capital expenditures planned for technology, growth-oriented opportunities within both of its operating segments, and rental pool assets. Maintenance and existing asset replacements are expected to be consistent with fiscal 2020 at approximately $1.0 million to $1.5 million.

Webcast and Conference Call

Transcat will host a conference call and webcast on Wednesday, July 22, 2020 at 11:00 a.m. ET. Management will review the financial and operating results for the first quarter, as well as the Company’s strategy and outlook. A question and answer session will follow the formal discussion. The review will be accompanied by a slide presentation, which will be available at www.transcat.com/investor-relations. The conference call can be accessed by calling (201) 689-8471. Alternatively, the webcast can be monitored at www.transcat.com/investor-relations.

A telephonic replay will be available from 2:00 p.m. ET on the day of the call through Wednesday, July 29, 2020. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13705865, or access the webcast replay at www.transcat.com/investor-relations, where a transcript will be posted once available.

NOTE 1 – Non-GAAP Financial Measures

In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, non-cash stock compensation expense, restructuring expense, and non-cash loss on sale of building), which is a non-GAAP measure. The Company’s management believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes, and stock-based compensation expense, which is not always commensurate with the reporting period in which it is included. As such, the Company uses Adjusted EBITDA as a measure of performance when evaluating its business segments and as a basis for planning and forecasting. Adjusted EBITDA is not a measure of financial performance under GAAP and is not calculated through the application of GAAP. As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. Adjusted EBITDA, as presented, may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies. See the attached Adjusted EBITDA Reconciliation table below.

ABOUT TRANSCAT

Transcat, Inc. is a leading provider of accredited calibration, repair, inspection and laboratory instrument services. The Company is focused on providing best-in-class services and products to highly regulated industries, particularly the Life Science industry, which includes pharmaceutical, biotechnology, medical device and other FDA-regulated businesses; as well as aerospace and defense, and energy and utilities. Transcat provides periodic on-site services, mobile calibration services, pickup and delivery, in-house services at its 22 Calibration Service Centers strategically located across the United States, Puerto Rico and Canada, and services at 20 imbedded customer-site locations. The breadth and depth of measurement parameters addressed by Transcat’s ISO/IEC 17025 scopes of accreditation are believed to be the best in the industry.

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Transcat Reports Operating Income of $1.0 Million from Service Segment Revenue and Margin Growth for Fiscal 2021 First Quarter
July 21, 2020

Transcat also operates as a leading value-added distributor that markets, sells and rents new and used national and proprietary brand instruments to customers primarily in North America. The Company believes its combined Service and Distribution segment offerings, experience, technical expertise and integrity create a unique and compelling value proposition for its customers.

Transcat’s strategy is to leverage the complementary nature of its two operating segments, its comprehensive service capabilities, strong brand, enhanced e-commerce capabilities and leading distribution platform to drive organic sales growth. The Company will also look to expand its addressable calibration market through acquisitions and capability investments to further realize the inherent leverage of its business model.

More information about Transcat can be found at: Transcat.com.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and thus are subject to risks, uncertainties and assumptions. Forward-looking statements are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” “plans,” “aims” and other similar words. All statements addressing operating performance, events or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, the Company’s response to the coronavirus (COVID-19) pandemic, the commercialization of software projects, sales operations, capital expenditures, cash flows, operating income, growth strategy, segment growth, potential acquisitions, integration of acquired businesses, market position, customer preferences, outlook and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Forward-looking statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include those more fully described in Transcat’s Annual Report and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements, which speak only as of the date they are made. Except as required by law, the Company disclaims any obligation to update, correct or publicly announce any revisions to any of the forward-looking statements contained in this news release, whether as the result of new information, future events or otherwise.

For more information contact:

Michael J. Tschiderer, Chief Financial Officer	Deborah K. Pawlowski, Investor Relations
Phone: (585) 563-5766	Phone: (716) 843-3908
Email: mtschiderer@transcat.com	Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Transcat Reports Operating Income of $1.0 Million from Service Segment Revenue and Margin Growth for Fiscal 2021 First Quarter
July 21, 2020

TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

	(Unaudited)
	First Quarter Ended
	June 27,	June 29,
	2020	2019
Service Revenue	$22,967	$22,398
Distribution Sales	15,937	19,997
Total Revenue	38,904	42,395

Cost of Service Revenue	16,898	17,026
Cost of Distribution Sales	12,597	15,317
Total Cost of Revenue	29,495	32,343

Gross Profit	9,409	10,052

Selling, Marketing and Warehouse Expenses	4,074	4,472
General and Administrative Expenses	4,371	3,622
Total Operating Expenses	8,445	8,094

Operating Income	964	1,958

Interest and Other Expense, net	243	285

Income Before Income Taxes	721	1,673
Benefit from Income Taxes	(77)	(45)

Net Income	$798	$1,718

Basic Earnings Per Share	$0.11	$0.24
Average Shares Outstanding	7,394	7,257

Diluted Earnings Per Share	$0.11	$0.23
Average Shares Outstanding	7,514	7,491

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Transcat Reports Operating Income of $1.0 Million from Service Segment Revenue and Margin Growth for Fiscal 2021 First Quarter
July 21, 2020

TRANSCAT, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)	(Audited)
	June 27,	March 28,
	2020	2020
ASSETS
Current Assets:
Cash	$366	$499
Accounts Receivable, less allowance for doubtful accounts of $730 and $480 as of June 27, 2020 and March 28, 2020, respectively	27,849	30,952
Other Receivables	894	1,132
Inventory, net	14,194	14,180
Prepaid Expenses and Other Current Assets	1,942	1,697
Total Current Assets	45,245	48,460
Property and Equipment, net	20,871	20,833
Goodwill	41,681	41,540
Intangible Assets, net	7,349	7,977
Right To Use Asset, net	8,284	8,593
Other Assets	733	719
Total Assets	$124,163	$128,122

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$9,326	$11,947
Accrued Compensation and Other Liabilities	6,588	6,907
Income Taxes Payable	-	86
Current Portion of Long-Term Debt	2,003	1,982
Total Current Liabilities	17,917	20,922
Long-Term Debt	26,524	28,362
Deferred Tax Liabilities	3,049	3,025
Lease Liabilities	6,535	6,832
Other Liabilities	2,682	1,894
Total Liabilities	56,707	61,035

Shareholders' Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,411,117 and 7,381,180 shares issued and outstanding as of June 27, 2020 and March 28, 2020, respectively	3,706	3,691
Capital in Excess of Par Value	18,006	17,929
Accumulated Other Comprehensive Loss	(847)	(1,010)
Retained Earnings	46,591	46,477
Total Shareholders' Equity	67,456	67,087
Total Liabilities and Shareholders' Equity	$124,163	$128,122

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Transcat Reports Operating Income of $1.0 Million from Service Segment Revenue and Margin Growth for Fiscal 2021 First Quarter
July 21, 2020

TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	(Unaudited)
	For the First Quarter Ended
	June 27,	June 29,
	2020	2019
Cash Flows from Operating Activities:
Net Income	$798	$1,718
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
(Gain) Loss on Sale of Property and Equipment	(1)	238
Deferred Income Taxes	24	12
Depreciation and Amortization	1,872	1,622
Provision for Accounts Receivable and Inventory Reserves	561	102
Stock-Based Compensation Expense	312	203
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	2,948	562
Inventory	5	(1,497)
Prepaid Expenses and Other Assets	(251)	(278)
Accounts Payable	(2,621)	(1,385)
Accrued Compensation and Other Liabilities	494	(314)
Income Taxes Payable	(99)	(109)
Net Cash Provided by Operating Activities	4,042	874

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(1,261)	(1,446)
Proceeds from Sale of Property and Equipment	-	184
Net Cash Used in Investing Activities	(1,261)	(1,262)

Cash Flows from Financing Activities:
(Repayment of) Proceeds from Revolving Credit Facility, net	(1,330)	1,823
Repayments of Term Loan	(487)	(467)
Issuance of Common Stock	383	369
Repurchase of Common Stock	(1,287)	(1,346)
Net Cash (Used in)/ Provided by Financing Activities	(2,721)	379

Effect of Exchange Rate Changes on Cash	(193)	(158)

Net Decrease in Cash	(133)	(167)
Cash at Beginning of Period	499	788
Cash at End of Period	$366	$621

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Transcat Reports Operating Income of $1.0 Million from Service Segment Revenue and Margin Growth for Fiscal 2021 First Quarter
July 21, 2020

TRANSCAT, INC.
Adjusted EBITDA Reconciliation Table
(In thousands)
(Unaudited)

	Fiscal 2021
	Q1	Q2	Q3	Q4	YTD
Net Income	$798				$798
+ Interest Expense	224				224
+ Other Expense / (Income)	19				19
+ Tax Provision	(77)				(77)
Operating Income	$964				$964
+ Depreciation & Amortization	1,871				1,871
+ Restructuring Expense	360				360
+ Other (Expense) / Income	(19)				(19)
+ Noncash Stock Compensation	312				312
Adjusted EBITDA	$3,488				$3,488

Segment Breakdown

Service Operating Income	$1,129				$1,129
+ Depreciation & Amortization	1,394				1,394
+ Restructuring Expense	193				193
+ Other (Expense) / Income	(15)				(15)
+ Noncash Stock Compensation	162				162
Service Adjusted EBITDA	$2,863				$2,863

Distribution Operating Income	$(165)				$(165)
+ Depreciation & Amortization	477				477
+ Restructuring Expense	167				167
+ Other (Expense) / Income	(4)				(4)
+ Noncash Stock Compensation	150				150
Distribution Adjusted EBITDA	$625				$625

	Fiscal 2020
	Q1	Q2	Q3	Q4	YTD
Net Income	$1,718	$2,379	$1,477	$2,493	$8,067
+ Interest Expense	244	243	216	231	934
+ Other Expense / (Income)	41	54	(22)	113	186
+ Tax Provision	(45)	383	420	905	1,663
Operating Income	$1,958	$3,059	$2,091	$3,742	$10,850
+ Depreciation & Amortization	1,622	1,681	1,648	1,707	6,658
+ Other (Expense) / Income	159	(54)	22	(112)	15
+ Noncash Stock Compensation	203	102	305	274	884
Adjusted EBITDA	$3,942	$4,788	$4,066	$5,611	$18,407

Segment Breakdown

Service Operating Income	$738	$1,837	$488	$2,609	$5,672
+ Depreciation & Amortization	1,220	1,246	1,206	1,257	4,929
+ Other (Expense) / Income	77	(38)	13	(72)	(20)
+ Noncash Stock Compensation	112	56	159	143	470
Service Adjusted EBITDA	$2,147	$3,101	$1,866	$3,937	$11,051

Distribution Operating Income	$1,220	$1,222	$1,603	$1,133	$5,178
+ Depreciation & Amortization	401	436	442	450	1,729
+ Other (Expense) / Income	83	(17)	9	(40)	35
+ Noncash Stock Compensation	91	46	146	131	414
Distribution Adjusted EBITDA	$1,795	$1,687	$2,200	$1,674	$7,356

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Transcat Reports Operating Income of $1.0 Million from Service Segment Revenue and Margin Growth for Fiscal 2021 First Quarter
July 21, 2020

TRANSCAT, INC.
Additional Information - Business Segment Data
(Dollars in thousands)
(Unaudited)

			Change
SERVICE	FY 2021 Q1	FY 2020 Q1	$'s	%
Service Revenue	$22,967	$22,398	$569	2.5%
Cost of Service Revenue	16,898	17,026	(128)	(0.8%)
Gross Profit	$6,069	$5,372	$697	13.0%
Gross Margin	26.4%	24.0%

Selling, Marketing & Warehouse Expenses	$2,348	$2,386	$(38)	(1.6%)
General and Administrative Expenses	2,592	2,248	344	15.3%
Operating Income	$1,129	$738	$391	53.0%
% of Revenue	4.9%	3.3%

			Change
DISTRIBUTION	FY 2021 Q1	FY 2020 Q1	$'s	%
Distribution Sales	$15,937	$19,997	(4,060)	(20.3%)
Cost of Distribution Sales	12,597	15,317	(2,720)	(17.8%)
Gross Profit	$3,340	$4,680	$(1,340)	(28.6%)
Gross Margin	21.0%	23.4%

Selling, Marketing & Warehouse Expenses	$1,726	$2,086	$(360)	(17.3%)
General and Administrative Expenses	1,779	1,374	405	29.5%
Operating Income	$(165)	$1,220	(1,385)	(113.5%)
% of Sales	(1.0%)	6.1%

			Change
TOTAL	FY 2021 Q1	FY 2020 Q1	$'s	%
Total Revenue	$38,904	$42,395	$(3,491)	(8.2%)
Total Cost of Revenue	29,495	32,343	(2,848)	(8.8%)
Gross Profit	$9,409	$10,052	$(643)	(6.4%)
Gross Margin	24.2%	23.7%

Selling, Marketing & Warehouse Expenses	$4,074	$4,472	$(398)	(8.9%)
General and Administrative Expenses	4,371	3,622	749	20.7%
Operating Income	$964	$1,958	$(994)	(50.8%)
% of Revenue	2.5%	4.6%